As filed with the Securities and Exchange Commission on October 7, 2016

Registration No. 333-112218

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to Form S-8

Registration Statement

under the Securities Act of 1933

DESTINATION XL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2623104
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

DESTINATION XL GROUP, INC. 401(K) SAVINGS PLAN

(formerly known as Casual Male Retail Group, Inc. 401(k) Salary Savings Plan

And Casual Male Retail Group, Inc. 401(k) Hourly Savings Plan)

(Full title of the plan)

Robert S. Molloy

Senior Vice President, General Counsel and Secretary

Destination XL Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

(Name and address of agent for service)

(781) 828−9300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer               ☐Accelerated filer  ☒

Non-accelerated filer                 ☐Smaller reporting company☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE -DEREGISTRATION OF UNSOLD SECURITIES

On January 26, 2004, Destination XL Group, Inc. (the “Registrant”) filed Registration Statement on Form S-8 (File No.: 333-112218) (the “Form S-8”) registering 500,000 shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), and an indeterminate amount of interests to be issued to participants under the Registrant’s 401(k) Salary Savings Plan and 401(k) Hourly Savings Plan.

Effective January 1, 2015, the 401(k) Hourly Savings Plan was merged into the 401(k) Salary Savings Plan and renamed the Destination XL Group, Inc. 401(k) Savings Plan (the “Plan”).  During 2015, the Plan eliminated the Shares as an investment option and as of December 31, 2015, no Shares were held by the Plan.

Accordingly, this Post-Effective Amendment No. 1 to Form S-8 is being filed to deregister all Shares and all interests under the Plan that have not been issued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on this 7th day of October 2016.

DESTINATION XL GROUP, INC.
October 7, 2016
	By:	/s/ Robert S. Molloy
Robert S. Molloy Senior Vice President, General Counsel and Secretary

The 401(k) Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on this 7th day of October 2016.

DESTINATION XL GROUP, INC., as Plan Administrator for the Destination XL Group, Inc. 401(k) Savings Plan
October 7, 2016
	By:	/s/ Peter H. Stratton, Jr.
Peter H. Stratton, Jr. Senior Vice President and Chief Financial Officer